Exhibit 99.1
For Immediate Release
Wednesday, January 4, 2006

For further information contact:
John S. Cooper
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000, ext. 201

Press Release

Portec Rail Products, Inc. United Kingdom Subsidiary Purchases Material Handling Product Line

PITTSBURGH, PA--(BUSINESS WIRE)--January 4, 2006--Portec Rail Products, Inc. (NASDAQ National Market "PRPX") announced today that its United Kingdom subsidiary, Portec Rail Products (UK) Ltd., acquired a portion of Kaybe (Conveyors) Limited's assets including inventory and certain equipment, the Kaybe name, and its customer list. The asset purchase was for 65,000 pounds sterling or the U.S. dollar equivalent of approximately $115,000. The acquired assets will be integrated into Portec Rail's material handling business located in Leicester, England

Gary Bale, Managing Director of Portec Rail Products (UK) Ltd. said: "Purchasing the Kaybe assets will help bolster our overall material handling product line offerings. The Kaybe product line and its reputation will compliment our existing product lines that serve the warehousing sector of the United Kingdom marketplace."

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products, railway wayside data collection and data management systems and load securement systems. The Company's largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, an engineering and assembly facility in Dublin, Ohio (Salient Systems), and is also headquartered in Pittsburgh. The Company also has two Canadian subsidiaries, one of which is headquartered near Montreal with a manufacturing operation in St. Jean, Quebec and the other headquartered in Vancouver, British Columbia that is a technology and manufacturing facility (Kelsan Technologies). In addition, the Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company also manufactures railway products and material handling equipment at its wholly-owned subsidiary in the United Kingdom with operations in Wrexham, Wales and Leicester, England. Portec Rail Products, Inc.'s web site address is www.portecrail.com.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company identifies below important factors that could affect the Company's financial performance and could cause

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the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. In particular, the Company's future results could be affected by a variety of factors, such as customer demand for our products; competitive dynamics in the North American and worldwide railroad and railway supply industries; capital expenditures by the railway industry in North America and worldwide; the development and retention of sales representation and distribution agreements with third parties; fluctuations in the cost and availability of raw materials and supplies; currency rate fluctuations; and exposure to pension liabilities. Additional cautions regarding forward-looking statements are provided in the Company's Form 10-K for the year ended December 31, 2004 and Form 10-Q for the period ended September 30, 2005 under the heading "Cautionary Statement Relevant to Forward-looking Statements." The Company does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.